Exhibit 99.1

July 14, 2008
Dear Shareholders:
In the following letter we present and discuss Emerson Radio’s financial results for the fourth quarter and full year fiscal 2008. Those following Emerson Radio know that we have embarked on a strategic plan to reposition the Company for growth in the consumer electronics and home appliance categories. Our results in the past fiscal year are evidence of the transition underway. The results are disappointing in an absolute sense, but in several important respects they point to specific strategies and ongoing initiatives that we believe position the Company well as we move through the next fiscal year and beyond. The commentary below puts recent financial performance in that context while shedding additional light on our future expectations. Additional discussion on performance is of course included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the SEC.
Fourth Quarter and Full Year Fiscal 2008
Net revenues for the fourth quarter of fiscal 2008 were $36.9 million, a decrease of $3.3 million, compared to net revenues in the comparable quarter of fiscal 2007. Net loss for the fourth quarter of fiscal 2008 was $7.3 million, or $0.27 per diluted share, compared to net loss of $4.6 million, or $0.17 per diluted share, in the prior year period.
For the full fiscal year 2008, Emerson generated net revenues of $223.2 million, compared to net revenues of $284.4 million in fiscal 2007. Net loss for the full year was $9.0 million, or $0.33 per share, compared to net income of $3.5 million, or $0.13 per share, in fiscal 2007.
There were a number of extraordinary items that impacted our financial performance in fiscal 2008 and resulted in difficult year-over-year comparisons:
•	We recognized $32.9 million dollars in revenue during fiscal 2007 related to a one-time holiday promotion by one of our major customers. These promotional sales did not recur during fiscal 2008.

•	We discontinued our relationship with Nickelodeon late in fiscal 2007 and entered into a themed product licensing agreement with Mattel. We have since introduced several Barbie™ themed electronics products into the marketplace and will be expanding into additional Mattel themed product lines during fiscal 2009. However, sales under new themed product licensing agreements traditionally take some time to gain traction and as a result, themed product sales declined on a year-over-year basis.

•	In January of 2008, we were informed by one of our long-time mass market retail partners that it would be returning a significant portion of inventory for one of our Barbie™ themed products that it ordered at the beginning of the 2007 holiday season. While Emerson filled the order on time, not enough of the product made it to store shelves and the retail merchandising and marketing efforts needed to move the product simply weren’t there. As a result, Emerson recorded a $2.9 million dollar sales return allowance during the third quarter of fiscal 2008. As of March 31, 2008, approximately 83% of the inventory authorized for return from this retail partner had been returned to us. We continue to hold discussions with other mass merchandiser partners in an effort to place the inventory elsewhere.

•	During the third quarter of fiscal 2008, Emerson settled its longstanding liability for California franchise taxes for the tax years 1979-1990. The settlement contributed approximately $2.7 million to the fiscal 2008 full year net loss.

•	As of March 31, 2008, the Company had $13.9 million of principal invested in auction rate preferred securities. These were all in student loans and they were all issued by not-for-profit entities. These preferred securities are AAA rated and 200 percent collateralized, and the assets backing these securities are guaranteed by the U.S. government. Due to the liquidity issues experienced in global credit and capital markets, the auction rate preferred securities held by us at March 31, 2008 began experiencing failed auctions in February 2008. As a result, we recorded a $1.9 million loss on impairment of securities during the fourth quarter of fiscal 2008. It is important to note that, at this time, Emerson’s liquidity is not impaired. Since March 31, 2008, we have successfully redeemed $1.7 million in auction market partial calls, and continue to receive interest payment on the securities. We will continue to seek to redeem the securities in future auction market calls.
To put the effect of these extraordinary items on our yearly performance into perspective, excluding the effects of the non-recurring promotional sales, the Barbie™ themed products return, the CA tax settlement, and the impairment charge related to our auction rate preferred securities, net loss in fiscal 2008 would have been $2.0 million, or $0.07 net loss per share, compared to net income of $3.5 million, or $0.13 net income per share in fiscal 2007.
Manufacturing and Industry Environment
The current operating environment for manufacturers of electronics and other consumer products is a challenging one characterized by rising labor and raw material costs, the devaluation of the U.S. dollar, and an uncertain global economy. These conditions were evident in Emerson Radio’s results of operations for the fiscal year 2008, and likely in those of many others in our business sector.
During fiscal 2008, one of our major suppliers closed its manufacturing operations in the Peoples Republic of China. This environment has spurred Emerson Radio management to conduct an extensive review of our supply chain and manufacturing agreements. While current market environment has created some challenges, it has also created some opportunities to leverage our assets to improve the overall efficiency and profitability of our sourcing efforts.
Category Performance and Initiatives
Audio
Audio is an extremely important business for Emerson and a major component of our corporate heritage and brand, and we are taking steps to freshen our audio product lines to reflect rapidly evolving technology and consumer demand. While our audio category sales declined in fiscal 2008, we continue to see strong demand for our more innovative products, such as our Smart Set clock radios and iPod compatible products, as demand for our more traditional audio products, such as shelf and portable CD players remains in decline.
In fiscal 2009, our emphasis will be on identifying products with improved design and features that offer us higher margin opportunities. To best facilitate our product design initiatives, we recently added several product design personnel in our international operations. We believe these additions will allow Emerson to more rapidly and effectively adjust to consumers’ changing music consumption patterns and better compete in the market.
To that note, we are also looking to broaden our product base, which includes a renewed push into digital products. As part of this effort, we have installed new leadership in our audio operations in an effort to secure the vision and talent necessary to maximize our digital product opportunities.
A key component of our strategy in audio is our joint venture with ADCOM, LLC (“ADCOM”), formed in the February 2008. We have gotten right to work with ADCOM, streamlining and upgrading product offerings, and preparing for the re-launch of several higher margin products. We have also expanded product distribution outside of ADCOM’s traditional home installer market to include high-end retailers, and we are seeking to enter the national distribution channel.
Home Appliances
Over the past several years, Emerson has diversified its product portfolio beyond its legacy audio electronics lines and has become a recognized name in the home/consumer appliance market. Our Home Appliance product line posted strong results in fiscal 2008, with growth of 42.1% in year-over-year net revenues. Growth in this segment was driven by the continued success of our microwave oven and wine coolers product lines, as well as the addition of and strong demand within several new home appliance categories placed at one of our major retail business partners.
In addition, we have expanded the distribution of our wine coolers over the course of fiscal 2008 and captured additional shelf space at existing outlets. We believe our Home

Appliance product line presents a significant opportunity to expand our distribution network and revenue base. Accordingly, we are focused on the expansion of existing product lines as well as entering new product categories including combination products such as a coffee/espresso machine.
Themed Products
As discussed earlier, we entered into a themed product licensing agreement with Mattel in late fiscal 2007. We introduced a line of five Barbie™ Real Electronics products during the spring of 2007 and added new products to the line over the course of the year.
We also intend to introduce new themed product lines during fiscal 2009. These include a Hot Wheels® product line which is expected to launch this year and will be carried by several mass merchandisers and toy stores. Our retail partners are enthusiastic about this Hot Wheels® line, as there is significantly less competition in the boys’ themed electronics category as compared to the girls’. We also expect to introduce a Funkeys™ themed product line during fiscal 2009. Funkeys™ is a series of collectable figures that pair with the Internet to unlock virtual worlds filled with games to be played at differing levels.
Looking Ahead — Fiscal 2009
We continue to believe the next 12 months will be a key period in transitioning Emerson as we work to implement the initiatives outlined above. The success of Emerson’s transition will be dependent on, among other things, acceptable market conditions and operational execution and financial discipline on the part of company management, and will be a function of our ability to leverage several key strengths that define our company:
1.	Emerson is a strong and recognized brand that is seen as reliable and valuable by both retailers and consumers.

2.	We enjoy a sound reputation with many of the nation’s top mass and specialty retailers for quality products and an ability to deliver on time and service them effectively through a solid sourcing and distribution network.

3.	We have significantly strengthened the management team at Emerson Radio, bringing in consumer electronics, product design, sales, distribution, and operational expertise, all of which is being utilized to chart a course for stronger products, advanced technologies, and better financial performance gained through sales growth and operational efficiencies.
We believe Emerson will emerge from this transition period as a stronger company as we execute on our plan.
We look forward to sharing our future accomplishments with each of you.
Sincerely,
/s/ John Spielberger
John Spielberger
President — North American Operations